                                                                     Exhibit 2.7


                                OPTION AGREEMENT

         THIS OPTION AGREEMENT (the "Agreement") is made as of December 15, 2000 by and between PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("TPR"), on the one hand, and THE PRINCETON REVIEW PENINSULA, INC., a California corporation ("Seller"), on the other.

                                    Recitals

         A. Seller (as assignee of Pamela N. Hirsch) is a party to a franchise agreement with TPR's affiliate, Princeton Review Management, L.L.C. ("Management"), for the operation of a THE PRINCETON REVIEW(R) test preparation business, as set forth in Schedule 1 to this Agreement. The franchise agreement (as amended by that certain Addendum dated May 31, 1995) listed in Schedule 1 is referred to in this Agreement as the "Franchise Agreement" and the business operated under it is referred to as the "Franchised Business."

         B. Seller and TPR desire to provide TPR the option to acquire the Franchised Business on the terms and conditions set forth in this Agreement. Management has consented to the grant of the option and has waived the exercise of its right of first refusal under the Franchise Agreement with respect to the transactions contemplated by this Agreement.

                                   Agreement

         NOW, THEREFORE, in consideration of their mutual undertakings hereunder, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Grant of Option. Seller irrevocably grants to TPR the option to enter into an Asset Purchase Agreement in the form of Exhibit A to this Agreement (the "Purchase Agreement"), under which TPR or its designee shall acquire the Assets (as defined in the Purchase Agreement) for the Purchase Price set forth in
Section 3 below (the "Purchase Option").

2. Exercise of Option. TPR may exercise the Purchase Option by giving written notice (the "Exercise Notice") to Seller at any time during the period commencing on the date of this Agreement and ending at 11:59 p.m. on May 1, 2001 (the "Option Term").

3.       Purchase Price.

         3.1 The Purchase Price for the acquisition of the Assets shall be $2,800,000, provided that the Franchised Business satisfies the following financial criteria for the calendar year ending

December 31, 2000:

         (i) an increase in Gross Course Revenue (as defined in Section 3.3 below) of seven percent (7%) over the calendar year ending December 31, 1999 (the "Revenue Growth Benchmark"). Seller has represented in Seller's internal accrual financial statements for the year ended December 31, 1999 that Gross Course Revenue for calendar year 1999 was $1,852,781;

         (ii) Adjusted EBITDA (as defined in Section 3.3 below) equal to or greater than $550,000 (the "Adjusted EBITDA Benchmark"); and

         (iii) Gross Institutional Revenue (as defined in Section 3.3 below) not exceeding eight percent (8%) of Gross Course Revenue (the "Institutional Revenue Limit").

         3.2 If the Franchised Business fails to satisfy the financial criteria set forth in Section 3.1, TPR shall have the rights specified in
Section 6 below.

         3.3      For purposes of this Agreement:

                  "Gross Course Revenue" means the accrual revenue from operations of the Franchised Business relating to sales of courses directly to students in the ordinary course of business, plus Gross Institutional Revenue. "Gross Course Revenue" does not include: (i) deferred revenue; (ii) customer discounts and allowances; (iii) revenue from items which are not subject to the royalty-service fee under the Franchise Agreement ("Non-Royalty Items"); (iv) sales of fixed assets; and (v) sales of marketing and course materials to purchasers other than students. For purposes of calculating Gross Course Revenue, net revenue per PSAT Weekend student enrollment shall be allocated 50% to the fall term and 50% to the spring term.

                  "Gross Institutional Revenue" means accrual revenue from operations of the Franchised Business relating to bulk sales of courses to or through institutions (such as under the California College Preparation Partnership Program).

                  "Adjusted EBITDA" means Seller's accrual-based net income from current operations of the Franchised Business ("Net Income"), adjusted for each of the


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
                  following items to the extent such items were recognized in calculating Net Income:

                  (i) interest or investment income (expense) shall be subtracted (added back);

                  (ii) deductions for corporate taxes based on Seller's income shall be added back;

                  (iii) gains (losses) on the sale of assets shall be subtracted (added back);

                  (iv) depreciation and amortization expense shall be added back;

                  (v)      revenue from Non-Royalty Items shall be subtracted;

                  (vi) the aggregate amount of all salary, bonuses, SEP retirement benefits, and automobile expenses paid to or in behalf of Pam Hirsch and Myles Hirsch with respect to calendar year 2000 shall be added back;

                  (vii) Seller's reasonable legal expenses incurred in respect of The Princeton Review, Inc.'s corporate restructuring in March 2000 shall be added back; and

                  (viii) If the combined base salary and bonus deduction by Seller for Shon Bayer exceeds $75,000, the portion which exceeds $75,000 shall be added back.

4.       Financial Statements.

         4.1 Within twenty (20) days after the end of each calendar quarter, Seller shall furnish TPR with copies of Seller's internal financial statements for such calendar quarter and for the year to date. The financial statements shall satisfy the standards in Section 9.2(b) below.

         4.2 Attached to this Agreement as Schedule 2 are figures obtained from financial information provided by Seller to TPR for (i) Seller's calendar year 1999 Gross Course Revenue, Gross Institutional Revenue, and Adjusted EBITDA; and (ii) projections of Seller's Gross Course Revenue, Gross Institutional Revenue, and Adjusted EBITDA for calendar year 2000. Seller represents that (x) the calendar year 1999 figures in Schedule 2 are accurate to within five percent (5%) of actual figures based upon a recomputation of Seller's cash basis numbers on an accrual basis; and (y) the calendar year 2000 figures in Schedule 2 are Seller's reasonable


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
estimates of actual operating results for calendar year 2000. The parties acknowledge that the actual figures for calendar year 2000 will be subject to Sections 3 and 6 of this Agreement.

         4.3 If TPR reasonably deems it necessary for purposes of this Agreement, TPR may request, and if requested Seller shall deliver to TPR, reviewed financial statements for calendar year 2000. Such review shall be conducted by an independent certified public accounting firm reasonably acceptable to TPR. Seller shall furnish the reviewed statements within thirty
(30) days after receipt of TPR's request. Seller shall bear the first $30,000 of charges from the accounting firm for the review of Seller's financial statements and TPR shall bear any such charges in excess of $30,000. The respective obligations of Seller and TPR for such charges shall survive termination of this Agreement.

5. Purchase Agreement. If TPR exercises the Purchase Option, the acquisition of the Assets shall be consummated on the terms set forth in the Purchase Agreement and its exhibits, with the schedules completed as appropriate. Seller and TPR or its designee shall execute and deliver to each other counterparts of the Purchase Agreement within thirty (30) days after delivery of the Exercise Notice. Seller shall cause Pamela N. Hirsch, Myles E. Hirsch, and Frederick Sliter to execute the Purchase Agreement, and Buyer shall cause Management to execute the Purchase Agreement.

6.       Due Diligence.

         6.1 Any obligation of TPR to purchase the Franchised Business is subject to a satisfactory due diligence review of the Franchised Business by TPR. TPR will use its best efforts to complete its due diligence review within
(i) forty-five 45 days after delivery of the Exercise Notice, or (ii) ten (10) days after delivery of the reviewed financial statements under Section 4.3 (if requested by TPR), whichever period ends later.

         6.2 If Seller fails to satisfy any of the financial criteria set forth in Section 3.1, the following recalculations will be performed:

                  (a) If Gross Institutional Revenue exceeds the Institutional Revenue Limit: (i) the amount of the excess shall be subtracted from Gross Course Revenue; (ii) Seller's performance against the Revenue Growth Benchmark shall be measured using the recalculated Gross Course Revenue, and
(iii) if applicable, TPR shall have the rights provided in clause (b) below.

                  (b) If Seller fails to achieve the Revenue Growth Benchmark (after the


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
recalculation specified in clause (a), if applicable): (i) the parties shall calculate the additional amount of Gross Course Revenue which would have been necessary to achieve the Revenue Growth Benchmark (the "Shortfall"); (ii) Net Income shall be reduced by 60% of the Shortfall; (iii) Adjusted EBITDA shall be recalculated using the reduced Net Income; (iv) Seller's performance against the Adjusted EBITDA Benchmark shall be measured using the recalculated Adjusted EBITDA; and (v) if applicable, TPR shall have the rights provided in clause (c) below. In any case, if Gross Course Revenue for calendar year 2000 (after the recalculation specified in clause (a), if applicable) is equal to or less than Gross Course Revenue for calendar year 1999, TPR will have the right to terminate the entire transaction.

                  (c) If Seller fails to achieve the Adjusted EBITDA Benchmark (after the recalculation specified in clause (b), if applicable): (i) the parties shall calculate the percentage by which Adjusted EBITDA fell short of the Adjusted EBITDA Benchmark; and (ii) the Purchase Price shall be reduced by the same percentage by which Adjusted EBITDA fell short of the Adjusted EBITDA Benchmark. If the revised Purchase Price is less than $2,500,000 (the "Floor Price"), Seller shall have the right to deliver written notice to TPR that Seller will not sell the Franchised Business at the revised Purchase Price (the "Rejection Notice"). TPR will have the right for five (5) business days after TPR's receipt of the Rejection Notice to provide written notice to Seller advising that TPR will purchase the Franchised Business at the Floor Price. If TPR provides such notice, Seller and TPR (subject to Section 6.3 below) will be obligated to enter into the Purchase Agreement providing for a Purchase Price equal to the Floor Price.

         6.3 In addition to its termination rights under Section 6.2, TPR will have the right to terminate the transaction after delivery of the Exercise
Notice: (i) if Adjusted EBITDA for calendar year 2000 (after the recalculation specified in Section 6.2(b), if applicable) is less than $500,000; (ii) if Seller's representation in Section 4.2 with respect to the calendar year 1999 figures in Schedule 2 is inaccurate, or (ii) based on any other adverse information which is material to the transaction as a whole.

         6.4 At TPR's request and upon reasonable notice, Seller shall give TPR, TPR's lender(s), the underwriters for the proposed public offering by The Princeton Review, Inc. (the "Underwriters"), and their respective employees, accountants, counsel, agents, consultants and representatives full access during normal business hours to all facilities, properties, accounts, books, insurance policies, licenses, agreements, contracts, commitments, records, files, equipment, machinery, fixtures, furniture, notes and accounts payable and receivable of Seller with respect to the Franchised Business. Seller shall furnish such other information concerning the affairs of the Franchised Business as TPR and its lender(s) may reasonably request. Any due diligence investigation or examination by TPR and/or its lender(s) shall not diminish or obviate


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
any representations or warranties of Seller made in, or in connection with, this Agreement or the Purchase Agreement. Seller shall cause its accountants and any agent of Seller in possession of Seller's books and records with respect to the Franchised Business to cooperate with TPR's requests for information pursuant to this Agreement. Seller shall bear its own internal and out-of-pocket costs (including any professional fees) of complying with reasonable due diligence requests by TPR, TPR's lender(s), and the Underwriters.

7. Closing. Subject to the terms of this Agreement and the Purchase Agreement, the closing of the purchase of the Assets (the "Closing") shall take place within ninety (90) days after delivery of the Exercise Notice to Seller, but in no event earlier than January 1, 2001. The Closing may occur after May 1, 2001 provided that the Exercise Notice was timely delivered. For purposes of this Agreement and the Purchase Agreement, "Closing Date" means the date on which the Closing is actually completed.

8. Method of Payment. The Purchase Price shall be paid as provided in the Purchase Agreement.

9. Covenants. Seller shall comply with the following covenants from the date of this Agreement until the end of the Option Term, unless TPR exercises the Purchase Option, in which case the Seller shall comply with the following covenants through the Closing Date:

         9.1 Liens. Seller shall keep the Assets free and clear of all liens, claims and encumbrances of any kind, other than the Purchase Option.

         9.2      Operation of the Business.

                  (a) Seller shall operate the Franchised Business in the usual and ordinary manner in which it was conducted before the date of this Agreement. Seller shall operate the Franchised Business in substantial compliance with the Franchise Agreement and all applicable laws, rules and regulations. Seller shall keep books and accounts, records and files consistent with Seller's past practices, except that, to the extent that Seller's past practices would not satisfy the requirements of Section 9.2(b) below, Section 9.2(b) shall take precedence.

                  (b) Seller shall deliver to TPR the financial statements required under Section 4 above. The financial statements shall be prepared on an accrual basis in accordance with generally accepted accounting principles, consistently applied, and shall present fairly the financial position of the Franchised Business and the results of Seller's operations for the periods


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
indicated. Seller's obligation under this Section is in addition to financial reports required by the Franchise Agreement.

                  (c) Seller shall use its best efforts to keep intact the business organization of the Franchised Business, to retain substantially as at present the Franchised Business' employees, consultants and agents, and to preserve the goodwill of the Franchised Business' suppliers, advertisers, customers, and others having business relations with Seller.

                  (d) Seller shall keep all tangible personal property included in the Assets in good operating condition and repair (ordinary wear and tear excepted) and shall maintain supplies of inventory, office supplies, spare parts and other materials consistent with Seller's general practice before the date of this Agreement. Seller shall preserve intact the Assets and maintain in effect Seller's current casualty and liability insurance relating to the Franchised Business and the Assets.

                  (e) Seller shall not sell, assign or transfer, or agree to sell, assign or transfer, voluntarily or by operation of law, the Franchised Business, the Franchise Agreement, or any interest therein, except in full compliance with the applicable provisions of the Franchise Agreement and only if the transferee acquires its interest subject to this Agreement and executes a written assumption, in a form acceptable to TPR, under which the transferee agrees to be bound by this Agreement.

                  (f) Seller shall not, without TPR's prior written consent (which shall not be unreasonably withheld):

                           (i) sell, lease, or transfer, or agree to sell, lease
or transfer, or grant an option to purchase or lease any Assets, except for non-material sales or leases in the ordinary course of business of items which are being replaced by assets of comparable or superior kind, condition and value;

                           (ii) except in the ordinary course of business
consistent with past practices or as may be required by applicable law, grant any raises to employees of the Franchised Business or pay or agree to pay any substantial bonuses, or enter into or renew any contract of employment with any employee of the Franchised Business;

                           (iii) enter into, renew or amend any contract with
respect to the Franchised Business except in the ordinary course of business. The parties acknowledge that Seller is in discussions with its landlord concerning renewal of Seller's office lease early in 2001.


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
Seller shall furnish a copy of the proposed lease extension or proposed new lease to TPR, and TPR shall have a reasonable time, not to exceed thirty (30) days, to review the proposed terms before deciding whether to give its consent as required under this Section 9.2(f); or

                           (iv) enter into any transaction (including any
contract, agreement or arrangement with respect to the purchase, sale or exchange of property or assets or the rendering or accepting of any service) with any affiliate of Seller, with any officer, manager, member, director or shareholder of Seller or of any affiliate of Seller (or relative thereof), or with anyone else who is not dealing at arm's length with Seller.

         9.3 Breach of Representations, Warranties and Covenants. Seller shall give detailed written notice to TPR promptly upon learning of the occurrence of any event that would cause or constitute a material breach of any of Seller's representations, warranties or covenants.

         9.4 Notice of Proceedings. Seller will promptly notify TPR in writing upon: (a) becoming aware of any order or decree or any complaint praying for an order or decree restraining or enjoining the consummation of the transactions contemplated hereunder; or (b) receiving any notice from any governmental department, court, agency or commission of its intention (i) to institute an investigation into, or institute a suit or proceeding to restrain or enjoin, the consummation of such transactions, or (ii) to nullify or render ineffective this Agreement or such transactions if consummated.

10.      Confidentiality.

         10.1 TPR and Seller shall not use for any purpose other than the transactions contemplated by this Agreement or, except as provided below, disclose to anyone not a party to this Agreement, any information regarding each other's business which TPR and Seller may obtain or of which they may be apprised as a result of the negotiation, preparation or performance of this Agreement and the Purchase Agreement. TPR and Seller may disclose such information to their respective employees, attorneys, accountants, investment bankers, investors and lenders on a need-to-know basis for the purpose of consummating the transactions contemplated by this Agreement and the Purchase Agreement, provided that each person to whom such information is disclosed is informed and agrees that the disclosure is subject to the commitment of confidentiality in this section.

         10.2 Seller or TPR may disclose the existence of this Agreement to other franchisees of Management. Neither Seller nor TPR shall disclose any of the specific terms of this Agreement or of the Purchase Agreement to any non-party to this Agreement, except that Seller may disclose the terms to its stockholders and TPR may disclose the terms to (i) TPR's affiliates and lenders,


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
(ii) the Underwriters, (iii) government agencies in an SEC Form S-1 registration statement and other filings required by the securities laws; (iv) prospective investors in The Princeton Review, Inc., and (v) to the extent that TPR offers them similar agreements, to other franchisees of Management.

11. Representations and Warranties of Seller. Seller represents and warrants to TPR as follows:

         11.1 Company Status. Seller is duly formed, validly existing and in good standing under the laws of the state of its incorporation. Seller is duly qualified to do business and is in good standing in such states in which the failure to so qualify would have a material adverse effect on the Franchised Business. Seller has the requisite power to carry on the Franchised Business as it is now being conducted and to own and operate the Franchised Business, and Seller has the requisite power to enter into and complete the transactions contemplated by this Agreement. Seller has not used any name in the operation of the Franchised Business other than its name as first set forth above and the name(s) licensed under the Franchise Agreement.

         11.2 Authority. All company actions necessary to be taken by or on the part of Seller in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by Seller and constitutes the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its terms.

         11.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate Seller's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which Seller is a party or by which it is bound, or by which the Franchised Business or any of the Assets may be affected, or result in the creation of any lien upon any of the Assets; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to Seller, the Franchised Business, or any of the Assets.

         11.4 No Breach. Seller is not in violation or breach in any material respect of any of the terms, conditions or provisions of any contract, court order, judgment, arbitration award, or decree relating to or affecting the Franchised Business or the Assets.

         11.5 Purchase Agreement Representations. Subject to the disclosure schedules to be delivered by Seller, the representations and warranties to be made by Seller and its stockholders in the Purchase Agreement are true in all material respects as of the date of this Agreement.


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
12. Representations and Warranties of TPR. TPR represents and warrants to Seller as follows:

         12.1 Company Status. TPR is duly formed, validly existing and in good standing under the laws of the state of Delaware. TPR has the requisite power to enter into and complete the transactions contemplated by this Agreement.

         12.2 Authority. All company actions necessary to be taken by or on the part of the TPR in connection with the transactions contemplated by this Agreement have been duly and validly taken, and this Agreement has been duly and validly authorized, executed, and delivered by TPR and constitutes the legal, valid and binding obligation of TPR, enforceable against TPR in accordance with its terms.

         12.3 No Conflict. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not
(a) conflict with or violate TPR's governing documents; (b) conflict with or violate or result in any breach of or any default under, result in any termination or modification of, or cause any acceleration of any obligation under, any contract to which TPR is a party or by which it is bound; or (c) violate any judgment, decree, order, statute, law, rule or regulation applicable to TPR.

         12.4 Purchase Agreement Representations. The representations and warranties to be made by TPR in the Purchase Agreement are true in all material respects as of the date of this Agreement.

13. Further Assurances. Until the end of the Option Term (or until the Closing Date, if TPR exercises the Purchase Option), Seller and TPR will each, without payment of any consideration, execute such instruments and take such actions as the other party may reasonably request to effectuate this Agreement. Without limiting the generality of the foregoing, if TPR exercises the Purchase Option, TPR may file (and if requested Seller shall execute) UCC-1 forms in such jurisdictions as TPR deems appropriate to give notice that the Assets are subject to this Agreement. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

14. Remedies. If Seller breaches or threatens to breach any obligation, representation, warranty, or covenant under this Agreement, TPR shall be entitled, in addition to any other remedy available to it, to an injunction restraining any such breach or threatened breach and to enforcement of this Agreement by a decree of specific performance requiring Seller to fulfill its


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obligations under this Agreement, in each case without the necessity of showing economic loss or other actual damage and without any bond or other security being required.

15. Termination. TPR shall have the right, at any time before or after delivery of the Exercise Notice, to terminate this Agreement by written notice to Seller if counsel for the Underwriters or the initial public offering counsel for The Princeton Review, Inc. determines that this Agreement interferes with or may interfere with the registration of, or the public offering of, the stock of The Princeton Review, Inc. Except as provided in Sections 4.3 and 16, termination by TPR or the Seller shall be without liability to TPR and Seller, and upon delivery of the notice of termination, all obligations of the parties under this Agreement shall be null and void.

16. Cancellation Fee and Expense Reimbursement. If TPR does not exercise the Purchase Option by the end of the Option Term, and TPR's decision not to exercise the Purchase Option is not based on Seller's default, unsatisfactory due diligence, or Seller's failure to meet any of the financial criteria specified in Section 3.1, TPR shall (a) pay Seller a cancellation fee of $18,000, and (b) reimburse Seller for its reasonable attorneys' fees and expenses incurred in connection with the negotiation of this Agreement, but such reimbursement shall not exceed $15,000 and shall be subject to presentation by Seller of suitable documentation to verify the expenses for which reimbursement is sought.

17. Assignment. Seller may not assign or delegate any of its rights or duties under this Agreement. TPR may assign its rights under this Agreement and the Purchase Agreement to one or more affiliated parties without the consent of Seller, provided that the assignment does not materially increase Seller's risk of nonperformance of the Purchase Agreement and the documents to be executed thereunder. This Agreement shall be binding upon and inure to the benefit of Seller and TPR and their respective successors and permitted assigns.

18. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

         (a)      To Seller:       Ms. Pamela N. Hirsch

                                   3543 Mandeville Canyon Road
                                   Los Angeles, California 90049


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
                  with a copy to:  Edward J. Karlin
                                   Seyfarth Shaw
                                   55 E. Monroe Street
                                   Suite 4200
                                   Chicago, Illinois 60603

         (b)      To TPR:          Mr. Mark Chernis
                                   Princeton Review Management, L.L.C.
                                   2315 Broadway
                                   New York, New York 10024

                  with a copy to:  David W. Koch
                                   Wiley, Rein & Fielding
                                   1776 K Street, N.W.
                                   Washington, D.C. 20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to Seller as indicated above shall be effective as to Seller and its stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

19. Entire Agreement. This Agreement and its Schedules and Exhibit constitute the entire agreement of the parties with respect to the subject matter hereof, and supersede all prior negotiations, correspondence, representations, and agreements of the parties, oral and written, with respect to same subject matter. This Agreement may be amended or modified only by an agreement in writing executed by Seller and TPR.

20. Survival. All representations, warranties, covenants and agreements made herein or in any certificate to be delivered hereunder or made in writing in connection with the transactions contemplated herein shall survive the execution and delivery of this Agreement and the exercise of the Purchase Option (but not termination of this Agreement by TPR under Section 15), and shall survive the Closing to the extent provided in the Purchase Agreement.

21. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.


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
22. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

                            [SIGNATURE PAGE FOLLOWS]


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         IN WITNESS WHEREOF, Seller and TPR have executed this Agreement by their duly-authorized representatives, effective as of the date first above written.

THE PRINCETON REVIEW PENINSULA, INC.

By:      /s/ Pamela N. Hirsch
         -----------------------------
Its:     President
         -----------------------------

PRINCETON REVIEW OPERATIONS, L.L.C.

By:      /s/ Mark Chernis
         -----------------------------
         Mark Chernis
         Chief Operating Officer


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
                                   SCHEDULE 1
                              TO OPTION AGREEMENT

         Management and Seller (as assignee of Pamela N. Hirsch) are parties to the following The Princeton Review(R) Franchise Agreement:

Date of Franchise Agreement   Defined Territory      Office Address
September 11, 1986            Counties of San        2390 El Camino Real
                              Mateo and Santa        Suite 210
                              Clara;                 Palo Alto, California 94306
                              County of Santa
                              Cruz (added
                              pursuant to option
                              agreement executed
                              in July 1993)

                                   SCHEDULE 2
                               TO OPTION AGREEMENT

                                                                                CALENDAR YEAR     PROJECTED YEAR
                                                                                    1999               2000
                                                                                -------------     --------------
Total Revenue                                                                    $ 1,885,103       $ 2,123,634
Less: Non-Royalty Items                                                          $   (32,322)      $   (20,564)
                                                                                 -----------       -----------
               GROSS COURSE REVENUE                                              $ 1,852,781       $ 2,103,070
                                                                                 ===========       ===========
               GROSS INSTITUTIONAL REVENUE                                       $    30,900       $   163,675
                                                                                 ===========       ===========
Net Income                                                             (A)       $   222,632       $   431,363
    (i) interest or investment income (expense)                                  $     3,352
    (ii) corporate taxes based on Seller's income                                $     4,290       $     5,044
    (iii) gains (losses) on sale of assets
    (iv) depreciation and amortization expense                         (B)       $     9,729       $     2,331
    (v) revenue from Non-Royalty Items                                           $   (32,322)      $   (20,564)
    (vi) expenses paid to or in behalf of Pam or Myles Hirsch
                -salary and bonus                                                $    96,600       $   100,200
                -retirement benefits                                             $    27,130       $    27,130
                -automobile expenses                                             $     8,309       $     7,073
    (vii) certain legal expenses                                                                   $     6,052
    (viii) Shon Bayer salary and bonus adjustment                      (C)       $    12,454       $    45,729
                                                                                 -----------       -----------
               ADJUSTED EBITDA                                                   $   352,174       $   604,358
                                                                                 ===========       ===========


NOTES:

         (A) Seller's interest in Princeton Review Publishing, LLC was not recorded in the financial statements used to obtain the information on this schedule. Since Seller's interest in that company is not included in this transaction, there is no effect on this schedule.

         (B) Depreciation and amortization expense was not recorded in the financial statements used to obtain the information on this schedule. Asset acquisitions of $9,729 were deducted in 1999 and were taken as Sec. 179 expense on the 1120S Tax Return and asset acquisitions of $2,331 are projected for 2000. Since depreciation and amortization expense are an add-back in the calculation anyway, the cost of the acquisitions were used as the add-back.

         (C) The adjustment for Shon Bayer in 1999 was not due to excess base salary and bonus deduction. The add-back was due to moving expenses incurred by Seller in relocating Shon to Palo Alto. Both parties agreed that this is a one time expense and should be adjusted. This adjustment line was used to make the necessary add-back.

                                                                EXHIBIT A TO
                                                                OPTION AGREEMENT

                            ASSET PURCHASE AGREEMENT

                                     between

                      THE PRINCETON REVIEW PENINSULA, INC.

              ("Seller") and PAMELA N. HIRSCH, MYLES E. HIRSCH, and
                                FREDERICK SLITER

                              (the "Stockholders"),

                                 on the one hand

                                       and

                PRINCETON REVIEW OPERATIONS, L.L.C. ("Buyer") and
               PRINCETON REVIEW MANAGEMENT, L.L.C. ("Franchisor"),

                                  on the other

                               TABLE OF CONTENTS

                                                                                                           Page
1.         Definitions ................................................................................     1

2.         Sale and Transfer of Assets ................................................................     3

3.         Assumed Obligations; No Other Assumption of Liabilities or Obligations .....................     3

4.         Payment of Purchase Price ..................................................................     4

5.         Closing Adjustments ........................................................................     4

6.         Allocation of Purchase Price ...............................................................     8

7.         Closing Deliveries .........................................................................     9

8.         Representations and Warranties of Seller and the Stockholders ..............................    10

9.         Representations and Warranties of Buyer ....................................................    14

10.        Obligations Pending the Closing ............................................................    14

11.        Restrictions on Competition, Solicitation, and Hiring ......................................    15

12.        Indemnification ............................................................................    16

13.        Assignment of Franchise Agreement ..........................................................    17

14.        Post-Closing Obligations of Seller and the Stockholders ....................................    17

15.        Post-Closing Obligations of Buyer ..........................................................    18

16.        Notices ....................................................................................    18

17.        Entire Agreement ...........................................................................    19

18.        Counterparts ...............................................................................    19

19.        Governing Law ..............................................................................    19

20.        Costs and Expenses .........................................................................    19

21.        Survival of Representations ................................................................    19

22.        Arbitration ................................................................................    19

23.        Prevailing Party Fees and Costs ............................................................    20

                                   SCHEDULES

         Schedule 1.2        Valuation of Assets

         Schedule 1.2.2      Leases

         Schedule 1.2.9      Assumed Contracts

         Schedule 6          Allocation of Purchase Price

         Schedule 8.2        Stockholders of Seller

         Schedule 8.17       Employees of Seller

         Schedule 8.18       Employee Benefit Plans

                                         EXHIBITS

         Exhibit A           Form of Lease Assignment

         Exhibit B           Bill of Sale

         Exhibit C           Seller's Certificate

         Exhibit D           Assignment and Assumption of Certain Agreements

         Exhibit E           Mutual Release

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (the "Agreement") is entered into by and among PRINCETON REVIEW OPERATIONS, L.L.C., a Delaware limited liability company ("Buyer"), and PRINCETON REVIEW MANAGEMENT, L.L.C., a Delaware limited liability company ("Franchisor"), on the one hand, and THE PRINCETON REVIEW PENINSULA, INC. ("Seller") and PAMELA N. HIRSCH, MYLES E. HIRSCH, and FREDERICK SLITER (collectively, the "Stockholders"), on the other:

                                    RECITALS

         A. Seller and Buyer are parties to an Option Agreement dated _________ (the "Option Agreement"), under which Buyer was granted the right to acquire certain assets from Seller. Buyer exercised the Purchase Option by written notice to Seller dated ________________.

         B. In accordance with the terms of the Option Agreement, and in order to consummate the transactions contemplated thereunder, Seller, the Stockholders, Buyer, and Franchisor are entering into this Agreement.

         NOW, THEREFORE, in consideration of the mutual terms, conditions and covenants hereinafter set forth, the parties agree as follows:

1. Definitions.

         1.1 Capitalized terms used but not defined in this Agreement shall have the same meaning as in the Option Agreement.

         1.2 As used in this Agreement, "Assets" shall mean all of the rights and assets of Seller, whether real, personal, tangible, or intangible, which are used or usable in, or relate to, the ownership or operation of the Franchised Business (other than the Excluded Assets, as defined in Section 1.3 below), without regard to whether reflected on Seller's financial statements or books, including but not limited to the following:

                  1.2.1 All leasehold improvements, furnishings, fixtures, equipment, signs, and other personal property used in the Franchised Business, except as specifically excluded by agreement of the parties;

                  1.2.2 Subject to Section 7.8 below, the rights of Seller under the leases of real property listed in Schedule 1.2.2 to this Agreement (the "Leases");

                  1.2.3 As provided in Section 5.8 below, and subject to the Closing adjustments provided therein, course materials, promotional materials, books, manuals, workbooks, practice tests, diagnostic tests, and other inventory and supplies on hand in or en route to the Franchised Business as of the Closing Date;

                  1.2.4 All deposits received by Seller and all accounts receivable for course purchases, tutoring service packages, and any other products or services of the Franchised Business that have not yet started as of the Closing Date, provided that, Seller shall receive credit as provided in
Section 5.8.2 for "basket of goods" items delivered to students who have paid deposits for course purchases (not tutoring packages) that have not yet started as of the Closing Date;

                  1.2.5 The right to a portion of Total Course Revenues and Tutoring Revenues, as defined in and calculated under Sections 5.2 and 5.3 below;

                  1.2.6 Seller's rights in and to all telephone numbers, telephone directory advertising, web sites, domain names, and e-mail addresses for the Franchised Business;

                  1.2.7 All franchise rights, patents, copyrights, trade secrets, and intellectual property rights of Seller associated with the Franchised Business;

                  1.2.8 All goodwill of Seller associated with the Franchised Business;

                  1.2.9 The rights of Seller under the written contracts specifically identified in Schedule 1.2.9 (the "Assumed Contracts") and under any assignable permits and business licenses relating to the ownership and operation of the Franchised Business; and

                  1.2.10 All papers and records (excluding Seller's minute books and books of account) pertaining to and necessary for the continued operation of the Franchised Business, including but not limited to student information, prospect information, and the personnel records (including payroll records) concerning each employee of Seller who will become employed by Buyer after the Closing.

         1.3 The Assets do not include any of the following items (the "Excluded Assets"):

                  1.3.1 Except as provided in Sections 1.2.4 and 1.2.5 above, any cash, cash equivalents, receivables, or bank accounts of Seller;

                  1.3.2 Security deposits of Seller related to the Franchised Business, provided that, as a convenience to the parties, Seller shall leave in place its security deposits with respect to the Leases and Buyer shall reimburse Seller for such amounts at Closing as provided in Section 4.1 below;

                  1.3.3 Life insurance policies on the life of any Stockholder and/or other officers and directors of Seller;

                  1.3.4 Motor vehicles and cellular telephones owned or leased by Seller for the benefit of the Stockholders;

                  1.3.5 The equity interest of Seller in The Princeton Review, Inc. (the "Stock"). Buyer and its affiliates shall furnish Seller with such waivers as may be necessary to waive the operation of any pre-existing contractual provision that would require Seller or the Stockholders to sell the Stock concurrently with the sale of the Franchised Business and/or termination of the Franchise Agreement.

2. Sale and Transfer of Assets. Seller agrees to sell, convey and deliver the Assets to Buyer at the Closing, free and clear of all liens, security interests, pledges, and encumbrances.

3. Assumed Obligations; No Other Assumption of Liabilities or Obligations.

         3.1 Effective as of the Closing Date, and subject to the allocations described in Sections 5.2 and 5.3 below, Buyer shall assume responsibility for, and the cost to fulfill, all course and tutoring service sign-ups by students, schools, and corporations to be serviced by the Franchised Business on or after the Closing Date, including "refresher" courses for students who completed courses prior to the Closing Date.

         3.2 Subject to Section 7.8 below, effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, Seller's obligations from the Closing Date forward under the Leases. Before the Closing, Seller shall present to the lessor under each Lease a proposed lease assignment in the form of Exhibit A to this Agreement (the "Lease Assignment"). Buyer shall furnish to the lessors such financial and other information as is customary for similar lease transactions, and shall otherwise cooperate with Seller's efforts to obtain the lessors' consent to assignment of the Leases. If the entity that will assume Seller's obligations under the Leases is not Buyer or a successor owner of the Course Business (as defined below), and if necessary to obtain the lessor's consent to the assignment of a Lease or the release of a Stockholder's obligations under a guarantee of a Lease, Buyer (or the affiliate of Buyer that then owns the Course Business) shall offer a guaranty of the lessee's financial obligations under the Lease. Except as specifically provided in the preceding sentence, Buyer shall have no obligation to take any action designed to obtain the release of any person or entity from any guarantee of Seller's obligations under the Leases. For purposes of this Section 3.2, "Course Business" means the set of business activities that Franchisor authorizes its franchisees to conduct under the TPR Method, as that term is defined in the Franchise Agreement and further defined in the Addendum to Franchise Agreement dated May 31, 1995. Seller and Buyer agree that "Course Business" does not include any interactive teaching system not requiring the attendance of students at any fixed premises ("Distance Learning").

         3.3 Effective as of the Closing Date, Buyer shall assume responsibility for, and the cost to fulfill, the obligations of Seller from the Closing Date forward under the Assumed Contracts.

         3.4 Except as specifically provided in Sections 3.1, 3.2 and 3.3 above, Buyer has not assumed, and shall not assume, any liability or obligation of any nature, whether known or unknown, existing or contingent, of Seller or the Stockholders, including but not limited to any accounts payable incurred by Seller or the Stockholders in the conduct of the Franchised Business. Buyer assumes no liability in connection with any actual or alleged breach or default by Seller or the Stockholders occurring at any time before the Closing Date with respect to the Leases, the Assumed Contracts, or any other matters referred to in Sections 3.1, 3.2 and 3.3.

4. Payment of Purchase Price. The Purchase Price for the Assets and for the covenants not to compete in Section 11 below is Two Million Eight Hundred Thousand Dollars ($2,800,000), subject to Sections 3 and 6 of the Option Agreement and to any Purchase Price adjustments that may be provided for in this Agreement. Subject to the terms of the Option Agreement, Buyer shall pay the following amounts on the Closing Date:

         4.1. To Seller, an amount equal to the Purchase Price (i) minus the amounts paid to the Stockholders under Sections 4.2 and 4.3 below; (ii) minus the aggregate amount of the student deposits referred to in Section 1.2.4; (iii) plus the aggregate amount of the Lease deposits to be reimbursed by Buyer under
Section 1.3.2; (iv) plus or minus the net amount of the Closing adjustments between Seller and Buyer pursuant to Section 5.1, to the extent determined by the parties as of Closing;

         4.2 To Pam Hirsch, in consideration of her obligations under Section 11 below, the sum of Seventy Thousand Dollars ($70,000); and

         4.3 To Myles Hirsch, in consideration of his obligations under Section 11 below, the sum of Twenty Thousand Dollars ($20,000).

The net amount due to Seller under Section 4.1, and the amounts due to the Stockholders under Sections 4.2 and 4.3, shall be paid by wire transfer to one or more bank accounts designated by Seller and the Stockholders, respectively, on the Closing Date.

5. Closing Adjustments.

         5.1 Calculation and Payment. Except as otherwise specified in Sections
5.2 through 5.9 below, all amounts owed between Seller and Buyer and its affiliates under Sections 5.2 through 5.9 shall be calculated and paid on or before the Closing Date (with respect to amounts owed between Seller and Buyer only, such amounts shall be paid by adding appropriate amounts to or subtracting them from the Closing Date payment under Section 4.1). Except as otherwise specified, to the extent not calculated and paid at Closing, amounts owed between Seller and Buyer and its affiliates under Sections 5.2 through 5.9 shall be presented at the end of each month to the party from which payment is sought and, unless disputed in good faith, paid by such party within thirty (30) days after presentment. The parties hereby confirm their intention to avoid double-counting with respect to calculations under this Agreement and agree to adjust any overpayment or underpayment shown to result from such double-counting.

         5.2 Courses In Progress. Seller and/or Buyer, as applicable, shall make the following calculations in respect of the obligations incurred by students who are enrolled in courses that are in progress as of the Closing Date ("Courses In Progress"):

                  5.2.1 At the Closing, Seller and Buyer shall calculate the total course revenues attributable to Courses In Progress ("Total Course Revenues"). Total Course Revenues shall include all payments collected by Seller before the Closing with respect to Courses In Progress, plus all remaining amounts due from students for Courses In Progress. Except as provided in Section 5.2.2, Seller and Buyer shall allocate the Total Course Revenues in accordance with Franchisor's Statement of Inter-Franchise Transfer Policy (the "Transfer Policy"), as if the students enrolled in Courses In Progress were "transfer students" under the Transfer Policy. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under the Transfer Policy, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under the Transfer Policy, Buyer shall pay the amount of the shortfall to Seller after the Closing as course revenues are collected from students.

                  5.2.2 For purposes of Section 5.2.1, net revenue per PSAT Weekend student enrollment shall be allocated 50% to the fall term and 50% to the spring term.

                  5.2.3 On [DATE SIX MONTHS FROM CLOSING DATE], Seller shall pay to Buyer the amount by which the then-uncollected amounts due from students for Courses In Progress exceed two percent (2%) of the Total Course Revenues calculated by Seller and Buyer at Closing under Section 5.2.1. Buyer shall use commercially reasonable efforts after the Closing to attempt to collect all course revenues. The Stockholders shall assist Buyer in such collection efforts, provided that, after [DATE SIX MONTHS FROM THE CLOSING DATE], Seller and the Stockholders shall not contact students without prior authorization by Buyer, which shall not be unreasonably withheld.

         5.3 Tutoring Services. At the Closing, Seller and Buyer shall calculate the total revenue attributable to each student who contracted with Seller for a specified quantity of tutoring services before the Closing Date but who has unused tutoring hours as of the Closing Date ("Tutoring Revenue"). Tutoring Revenue shall include all payments collected by Seller from the student before the Closing, plus all remaining amounts due from the student. Seller and Buyer shall allocate the Tutoring Revenue from each tutoring student as follows: (i) If the student has used any portion of the contracted tutoring hours before the Closing, the up-front materials fee from the student shall be allocated to Seller. If the student has not used any portion of the contracted tutoring hours before the Closing, one-half of the up-front materials fee shall be allocated to Seller and one-half shall be allocated to Buyer. (ii) The Tutoring Revenue remaining after allocation of the up-front materials fee (the "Remaining Revenue") shall be divided between Seller and Buyer as follows: Seller and Buyer shall determine whether the date of the test for which the student was preparing has passed as of the Closing. If the date of the test has passed, the student will be deemed to have ended his or her tutoring package and the Remaining Revenue shall be allocated to Seller. If the date of the test has not passed as of the Closing, Seller and Buyer shall calculate the ratio of the student's unused tutoring hours to the total hours contracted for by the student. That ratio shall be multiplied by the Remaining Revenue, and the resulting amount shall be allocated to Buyer. If the payments collected by Seller before the Closing exceed the amount allocated to Seller under this Section 5.3, the amount of the excess shall be deducted from the Closing Date payment under Section 4.1. If the payments collected by Seller before the Closing are less than the amount allocated to Seller under this Section 5.3, Buyer shall pay the amount of the shortfall to Seller after the Closing as revenue is collected from the tutoring student.

         5.4 Employee Expenses. Buyer will offer to hire the Employees of Seller listed in Schedule 8.17 who meet Buyer's ordinary pre-employment and post-employment standards and conditions and who agree to Buyer's employment terms. Buyer shall have no obligation to offer employment to any specific individual listed in Schedule 8.17 who does not meet Buyer's ordinary standards and conditions. Buyer will credit each Employee hired by Buyer with such vacation time and sick leave as have accrued during such person's employment by Seller and remain unused as of the Closing Date, or, at Buyer's option, Buyer will pay such Employee for any accrued vacation time or sick leave. In addition, Buyer will credit each Employee hired by Buyer with such Employee's time-in-service to Seller for purposes of (i) determining the bonus plan of Buyer for which such Employee may be eligible, and (ii) vesting and eligibility periods provided for in Buyer's employee benefits plans. Seller and Buyer shall make the following payments to each other in respect of Employees hired by
Buyer:

                  5.4.1 Vacation and Sick Leave. Seller shall reimburse Buyer for the dollar value of all vacation time and sick leave credited and paid to Employees by Buyer as provided above. Seller may deduct from such reimbursement the dollar value of any vacation time taken by an Employee before the Closing Date in excess of the actual vacation time accrued by such Employee before the Closing Date.

                  5.4.2 Bonuses. Seller represents and warrants that the calendar year 2000 and 2001 employee bonus plan information furnished by Seller to Buyer before execution of this Agreement accurately and completely sets forth Seller's bonus plans for such calendar years. Seller shall calculate and pay employee bonuses on or before the Closing Date in accordance with such disclosed bonus plans. Buyer shall have no responsibility for calculation or payment of any amount relating to Seller's employee bonus plans, nor any obligation to assume or continue such bonus plans. Nothing in this Section is intended or shall be deemed to create any third party beneficiary rights in any employee of Seller.

         5.5 Purchased Materials. Seller and Princeton Review Products, L.L.C. ("Products") shall make good faith efforts to resolve any disputed amounts invoiced to Seller by Products or its predecessor for course materials, products, supplies, or other goods and services, as follows:

                  5.5.1 At least thirty (30) days before the Closing, Products shall deliver to Seller a statement of all amounts outstanding that are more than ninety (90) days old. Within thirty (30) days after the Closing, Products shall deliver to Seller a final statement of all amounts outstanding. Seller shall have no liability for any amounts claimed by Products that do not appear on at least one of the statements delivered under this provision.

                  5.5.2 Seller shall present to Products in writing at or before the Closing all amounts disputed by Seller (except new items appearing on the final statement delivered by Products after the Closing). Any amounts resolved between Seller and Products as of the Closing shall be paid at Closing, as provided in Section 5.1. Any amounts that remain in dispute as of six months after the Closing and for which Seller has not served a formal demand for arbitration under Section 22 shall be immediately paid to Buyer.

         5.6 Rent. All rent paid by Seller and Buyer under Leases and Assumed Contracts assigned pursuant to Section 7.8 shall, if the rent relates to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date.

         5.7 Other Business Expenses. Except as otherwise provided in Sections 5.5, 5.6, and 5.8, bills received by Seller or by Buyer in connection with the operation of the Franchised Business and/or ownership of the Assets (including, but not limited to, invoices for real estate taxes, personal property taxes, equipment rental, telephone charges, and utilities) (collectively, "Bills") shall, if they relate to periods both before and after the Closing Date, be prorated as of the Closing Date, with Seller responsible for the portion which accrued prior to the Closing Date and Buyer responsible for the portion which accrued on and after such date. The Bills shall be prorated and settled in accordance with Section 5.1.

         5.8 Special Items. Buyer and Seller shall jointly calculate the amount of the items specified below in this Section 5.8:

                  5.8.1 Prepaid Advertising Expenses. Buyer shall reimburse Seller for expenses paid by Seller in the ordinary course of business before the Closing Date for print, direct mail, and all other advertising and promotion that specifically refers to, and that is clearly and primarily designed to promote, courses starting after the Closing Date ("Prepaid Advertising Expenses"). Seller shall furnish such documentation as Buyer may reasonably request to verify all expenditures for which Seller seeks reimbursement.

                  5.8.2 Basket of Goods Items. Buyer shall pay Seller an amount equal to Seller's cost for "basket of goods" items on hand in or en route to the Franchised Business as of the Closing Date, provided that: (i) such items are in their original, unbroken shipping containers; and (ii) the expiration date of such items is not less than three (3) months after the Closing Date. "Basket of goods" items delivered by Seller to students enrolled in courses that have not started as of the Closing Date shall be treated as items on hand in the Franchised Business, without regard to clauses (i) and (ii) above. Seller may retain any basket of goods items not paid for by Buyer under this Section.

                  5.8.3 Marketing Materials. Buyer shall pay Seller an amount equal to Seller's cost for current marketing supplies purchased from Products and current Franchisor-approved marketing supplies purchased from third parties (including, but not limited to, brochures and course schedules) that remain on hand in or en route to the Franchised Business as of the Closing Date, provided that (i) such items have not been accounted for under Section 5.8.1; (ii) the quantity of such items is no greater than the quantity typically maintained by Seller in the past or reasonably required for increased business; (iii) Buyer shall have no obligation to pay for any items that would not ordinarily and reasonably be used within six (6) months after the Closing

Date; and (iv) such items are in their original, unbroken packages or other containers reasonably acceptable to Buyer. For purposes of this provision, marketing supplies bearing logos no longer generally used by Franchisor shall be deemed not to be "current." Seller may retain any marketing supplies not paid for by Buyer under this Section, provided that, any such items bearing any proprietary marks of Franchisor shall only be used internally by Seller or sold to other franchisees of Franchisor, and not made available to any other person or entity.

                  5.8.4 Capital Expenditures. Buyer shall reimburse Seller for Capital Expenditures made by Seller in the ordinary course of operating the Franchised Business after the date of the Option Agreement but before the Closing, provided that: (i) such Capital Expenditures were not reflected on any balance sheet delivered to Buyer or its affiliates before execution of the Option Agreement; (ii) Buyer shall have no obligation to reimburse Seller for any portion of Capital Expenditures made to cure deficiencies of Seller with respect to the standards required under the TPR Method, and (iii) either: (a) such Capital Expenditures do not exceed $17,500, or (b) Seller obtained Buyer's written consent for expenditures causing Seller to exceed the $17,500 threshold and for each subsequent Capital Expenditure for which Seller seeks reimbursement. For purposes of this Section, "Capital Expenditure" means the book value of any furniture, equipment, or other item (i) that is depreciable under GAAP, and (ii) whose original cost to Seller exceeded $1,000 (or which is integrated into an item or group of similar items whose total cost exceeded $1,000).

         5.9 Franchise Fees, Etc. Seller, Buyer and Franchisor shall calculate and pay in accordance with Section 5.1: (i) the amount of any unpaid royalty-service fees and unpaid advertising-promotion fees due to Franchisor under the Franchise Agreements as of the Closing Date; (ii) the amount of any undisputed monies owed by Seller to Franchisor or its affiliates (other than Products, as provided in Section 5.5) as of the Closing Date for course materials, products, supplies, or other goods or services purchased for use or resale in the Franchised Business; and (iii) the amount of any undisputed transfer fees or other undisputed amounts owed to Seller by Franchisor and its affiliates under the Franchise Agreement as of the Closing Date. With respect to clause (i) above: (x) the deposits referred to in Section 1.2.4 and any other funds transferred by Seller to Buyer and its affiliates at Closing on which Seller has not previously paid royalty-service fees and advertising-promotion fees shall not be subject to such fees; (y) any royalty-service fees and advertising-promotion fees previously paid to Franchisor on amounts payable by Seller under Section 1.2.4 or this Section 5 shall be credited back to Seller at Closing; and (z) any post-Closing payments made by Buyer to Seller under Sections 5.2 and 5.3 shall be subject to royalty-service fees and advertising-promotion fees which shall be paid by Seller.

6. Allocation of Purchase Price. In accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, the Purchase Price shall be allocated in the manner set forth in Schedule 6 to this Agreement. Seller, the Stockholders, and Buyer each covenants and warrants that: (i) in no tax return filed by it or any of its successors or assigns shall the allocation of the Purchase Price be treated or reported inconsistently with or differently from the allocation of the Purchase Price set forth in Schedule 6, unless such change in allocation is the result of a determination by a taxing authority for that year or a preceding year; and (ii) in no tax audit, tax examination, tax or compliance review or tax litigation, will it or any of its respective successors or assigns claim or assert that the allocation of the Purchase Price is or should be inconsistent with or different from that set forth in Schedule 6, unless as a result of a determination made by a taxing authority in a preceding year. The parties agree to file all appropriate Internal Revenue Service forms with their respective Federal income tax returns for their respective tax year in which the Closing Date occurs.

7. Closing Deliveries. The Closing shall take place on [DATE TO BE DETERMINED WHEN ASSET PURCHASE AGREEMENT IS SIGNED], or such other date as may be mutually agreed upon by the parties. The following events shall occur at the Closing:

         7.1. Buyer shall deliver to Seller and the Stockholders the amounts required under Section 4.

         7.3 Seller shall execute and deliver to Buyer a Bill of Sale for the Assets in the form of Exhibit B to this Agreement.

         7.5 Seller shall deliver to Buyer a good standing certificate from its state of incorporation and from each state in which Seller has qualified to do business, each current as of a date not more than five days before the Closing Date.

         7.6 Seller shall deliver to Buyer a shareholder consent authorizing Seller's entry into and performance of this Agreement, executed by shareholders who collectively possess at least the minimum voting power required under Seller's governing documents and the law of the state of its incorporation to authorize such action by Seller.

         7.7 Seller shall execute and deliver a certificate in the form of Exhibit C to this Agreement (the "Seller's Certificate").

         7.8 With respect to each Lease, Seller shall execute and deliver a Lease Assignment, signed by the lessor; and if applicable, Buyer and/or an affiliate of Buyer shall execute and deliver a guaranty of the lessee's obligations under the Lease. If Seller is unable to obtain the lessor's consent to a lease assignment after diligent effort as provided in Section 3.2, Seller shall execute and deliver at the Closing a sublease for the premises on the same terms as Seller's lease, in a form mutually acceptable to the parties. If Seller is unable to deliver either the lessor's consent to the Lease Assignment or a sublease for the premises, Seller shall deliver evidence acceptable to Buyer that Seller has made arrangements for Buyer to occupy premises of equivalent quality at no higher cost to Buyer, and Seller shall reimburse Buyer for moving costs as provided in Section 14.5 below.

         7.9 Seller and Buyer shall execute an Assignment and Assumption Agreement with respect to the Assumed Contracts, in the form of Exhibit D to this Agreement; and, if applicable, Seller shall deliver to Buyer the written consents of third parties to the assignment and assumption of the Assumed Contracts.

         7.10 Seller shall deliver suitable evidence of transfer of the rights referred to in Section 1.2.6.

         7.11 Seller shall deliver the written consents of all other persons, if any, whose approval or consent to the performance of this Agreement by Seller and the Stockholders or to transfer of the Assets is legally or contractually required.

         7.12 Seller, each of the Stockholders, Buyer and Franchisor shall execute a Mutual Release in the form of Exhibit E to this Agreement. Buyer shall cause Products to execute the Mutual Release.

         7.13 Seller shall deliver certificates of insurance satisfactory to Buyer demonstrating that Seller has the insurance coverage described in Section
8.15 below.

8. Representations and Warranties of Seller and the Stockholders. Seller and the Stockholders, jointly and severally, represent and warrant to Buyer and Franchisor that:

         8.1 Seller has been duly organized and is validly existing and in good standing under the laws of the state of its incorporation. Seller has qualified to do business in each jurisdiction where it is carrying on the Franchised Business, except where the failure to qualify to do business would not have a material adverse effect on the Franchised Business.

         8.2 The issued and outstanding stock of Seller is owned of record and beneficially by the persons and entities shown on Schedule 8.2, and there are no other shareholders. The execution, delivery, and performance of this Agreement has been duly authorized by the board of directors of Seller, and all necessary stockholder action under Seller's bylaws and state law has been taken for approval of the execution and delivery of this Agreement by Seller, performance of the terms of this Agreement by Seller, and the consummation by Seller of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Seller or any Stockholder in connection with the consummation of the transactions contemplated hereunder.

         8.3 The execution and delivery of this Agreement, Seller's performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Seller's and the Stockholders' knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Seller or any Stockholder is a party, or by which Seller or any Stockholder may be bound.

         8.4 This Agreement and the other agreements and transactions contemplated herein to which Seller or any Stockholder is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Seller or the Stockholder, enforceable in accordance with its terms.

         8.5 Seller owns the Assets free and clear of any and all liens, security interests, claims and encumbrances.

         8.6 All furniture, fixtures and equipment that Seller was using in the Franchised Business as of the date of execution of the Option Agreement remain in operation in the Franchised Business. Otherwise, Seller makes no representation as to such furniture, fixtures and equipment, which are transferred to Buyer "as is."

         8.7 Neither Seller nor the Stockholders are in material breach or default of any contract or other commitment to Buyer, Franchisor, or third parties, including without limitation the Franchise Agreement and the Option Agreement.

         8.8 Seller has not engaged a broker in connection with any transaction represented by this Agreement.

         8.9 There is no material claim, investigation, litigation, arbitration, or enforcement proceeding pending or, to the knowledge of Seller or any Stockholder, threatened against any Seller or the Franchised Business.

         8.10. Seller has previously delivered to Buyer copies of Seller's federal income tax returns for calendar years _____ and _____; Seller's unaudited balance sheet dated ________________; and Seller's unaudited profit-and-loss statement(s) on an accrual basis for the periods ending ______________ and ______________ (collectively, the "Financial Statements"). To the best of Seller's and the Stockholders' knowledge, the Financial Statements reflect or provide for all material claims against, and all material debts and liabilities relating to, the Franchised Business, fixed or contingent, as of the dates of the Financial Statements and for the periods covered by them, as determined in accordance with generally accepted accounting principles, consistently applied. There has not been any change since the date of the latest balance sheet which has materially and adversely affected the Franchised Business or the Assets or the financial condition or results of operation of Seller.

         8.11 Seller has timely filed all federal, state, local, and foreign income, franchise, payroll, sales, property, and other tax returns which were required to be filed prior to the date of this Agreement, and has made payment of all taxes shown by those returns to be due and payable. Each such return was prepared in compliance with all applicable laws and regulations, and all such returns are true and accurate in all material respects.

         8.12 To the best of Seller's and the Stockholders' knowledge, Seller has all requisite power and all necessary permits, certificates, contracts, approvals and other authorizations required by federal, state, city, county or other municipal bodies to own, lease, and use the Assets and to operate its Franchised Business in the manner in which it is presently operated.

         8.13 Neither Seller nor any Stockholder has received any notice or is aware of any allegation of any failure to comply with applicable local, state, or federal laws, regulations, ordinances, administrative orders, or judicial orders in connection with the operation of the

Franchised Business and ownership and use of the Assets. To the best of Seller's and the Stockholders' knowledge, there are not now and have not been any material failures to comply with such laws or orders.

         8.14 Except for the liabilities expressly assumed by Buyer under
Section 3, Seller and the Stockholders have no knowledge of any agreements, leases, contracts, charges, encumbrances or restrictions which would restrict Buyer's use or right to use any of the Assets or will create obligations for which Buyer will be liable.

         8.15 Seller has maintained liability insurance coverage equal to or exceeding Franchisor's minimum requirements for any claims which may have arisen or causes of action which may have accrued during Seller's ownership and/or operation of the Assets and the Franchised Business. Such liability insurance is of the "occurrence" type, so that if the policies are discontinued by Seller after the Closing, coverage will nevertheless continue at the same policy limits (subject to the terms and conditions of such policies) with respect to such claims and causes of action.

         8.16 To the best of Seller's and the Stockholders' knowledge, neither this Agreement, nor any Schedule or Exhibit hereto, nor any certificate or other information or document furnished to Buyer or Franchisor by or on behalf of Seller or any Stockholder in connection with the transactions contemplated hereunder, contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements contained herein or therein not misleading.

         8.17 Schedule 8.17 is a list of all persons currently employed by Seller in the Franchised Business (the "Employees"). Schedule 8.17 accurately and completely shows the Employees' current rates of compensation, including bonuses. Seller has no oral or written understandings with any Employee that permit the Employee to be employed for a term or that otherwise relate to terms or conditions of such Employee's employment which Buyer will be required to assume. Except to the extent consistent with Section 5.4, Seller and the Stockholders have made no promises or representations to any of the Employees that Buyer would employ them or would continue in effect any benefit to which they may now be entitled or believe themselves to be entitled, or would pay or grant any bonus or benefit which any Employee may have accrued during his or her employment by Seller. Seller and the Stockholders have made no promises or representations to any of the Employees concerning bonuses that are inconsistent with the bonus plans disclosed by Seller to Buyer.

         8.18 Schedule 8.18 lists all Employee Pension Benefit Plans, as that term is defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all Employee Welfare Benefit Plans, as that term is defined in Section 3(1) of ERISA, which Seller has maintained or contributed to for the benefit of any current or former employee of Seller (collectively, the "Employee Benefit Plans"). Seller and the Stockholders represent with respect to the Employee Benefit Plans:

                  8.18.1 None of the Employee Benefit Plans is a "multi-employer plan," as that term is defined in Section 3(37) of ERISA. Seller has never contributed to or been required to contribute to any multi-employer plan.

                  8.18.2 Each Employee Benefit Plan (and each related trust or insurance contract) complies in form and in operation with the applicable requirements of ERISA and the Internal Revenue Code of 1986, as amended (the "IRC"). All required reports and descriptions (including without limitation Form 5500 Annual Reports, summary annual reports, PBGC-1's, and summary plan descriptions) have been timely filed or distributed with respect to each Employee Benefit Plan.

                  8.18.3 All employer contributions and employee salary reduction contributions which were due prior to the date of this Agreement have been paid to each Employee Pension Benefit Plan, and Seller has made provision for payment of all such contributions which relate to the period up to the Closing Date. All premiums and other payments for all periods ending on or before the Closing Date have been paid with respect to each Employee Welfare Benefit Plan.

                  8.18.4 Each Employee Pension Benefit Plan meets the requirements of a "qualified plan" under IRC Section 401(a). Seller's third-party administrator has received a favorable opinion letter from the Internal Revenue Service with respect to a prototype of the Employee Pension Benefit Plan adopted by Seller. Seller has not been refused a favorable determination letter from the IRS as to the Employee Pension Benefit Plan as adopted by Seller.

                  8.18.5 There have been no Prohibited Transactions (as that term is defined in ERISA Section 406 and IRC Section 4975) with respect to any Employee Benefit Plan, and no Fiduciary (as that term is defined in ERISA
Section 3(21)) is liable for breach of fiduciary duty or any other failure to comply in connection with the administration or investment of the assets of any Employee Benefit Plan. No claim, proceeding, or investigation (other than routine claims for benefits) with respect to the administration or investment of the assets of an Employee Benefit Plan is pending or has been threatened, and Seller and the Stockholders are not aware of any basis for any such claim, proceeding, or investigation.

                  8.18.6 Except as disclosed in Schedule 8.18, Seller has no current obligation to make group medical coverage available to employees, former employees, or any of their beneficiaries under Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B. Seller has never maintained or contributed to any Employee Welfare Benefit Plan providing health, accident, or life insurance benefits to former employees or their beneficiaries, other than in accordance with Part 6 of Subtitle B of Title I of ERISA or IRC Section 4980B.

         8.19 No sales tax, use tax, excise tax, transfer tax, recording fee or other tax or fee of a material nature (other than income taxes due and owing by Seller) will be payable by Seller or Buyer to any governmental agency based on the transfer of the Assets from Seller to Buyer.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 21

BELOW, EXCEPT THAT (i) SECTIONS 8.11 AND 8.13 SHALL SURVIVE FOR TWO YEARS OR UNTIL EXPIRATION OF THE STATUTE(S) OF LIMITATIONS APPLICABLE TO THE MATTERS REFERRED TO IN THOSE SECTIONS, WHICHEVER IS LONGER; AND (ii) SECTION 8.18 SHALL SURVIVE FOR TWO YEARS OR UNTIL ONE YEAR AFTER SELLER'S RECEIPT OF A FAVORABLE DETERMINATION LETTER FROM THE INTERNAL REVENUE SERVICE AS TO TERMINATION OF THE EMPLOYEE BENEFIT PLANS, WHICHEVER IS LONGER.

9. Representations and Warranties of Buyer. Buyer represents and warrants to Seller and the Stockholders that:

         9.1 Buyer has been duly organized and is validly existing and in good standing under the laws of the state of Delaware.

         9.2 The execution, delivery, and performance of this Agreement has been duly authorized by the members of Buyer, and all necessary member action under Buyer's operating agreement and state law has been taken for approval of the execution and delivery of this Agreement by Buyer, performance of the terms of this Agreement by Buyer, and the consummation by Buyer of the transactions contemplated hereunder. No filing with, notices to, or approvals of any governmental or regulatory body or agency or any other person are required to be made or obtained by Buyer in connection with the consummation of the transactions contemplated hereunder.

         9.3 The execution and delivery of this Agreement, Buyers' performance hereunder, and the consummation of the transactions herein contemplated do not, and to the best of Buyer's knowledge will not, immediately or with the passage of time, the giving of notice or otherwise, result in the breach of, constitute a default or violation under, or accelerate any obligation under any agreement or other instrument to which Buyer is a party, or by which Buyer may be bound.

         9.4 This Agreement and the other agreements and transactions contemplated herein to which Buyer is or will be a party will each, upon execution and delivery, be a legal, valid, and binding obligation of Buyer, enforceable in accordance with its terms.

         9.5 Buyer has not engaged a broker in connection with any transaction represented by this Agreement.

         THE ABOVE REPRESENTATIONS AND WARRANTIES SHALL SURVIVE THE CLOSING FOR TWO YEARS AS PROVIDED IN SECTION 12 AND SECTION 21 BELOW. In the event Buyer assigns its rights under this Agreement to an affiliate formed for the purpose of carrying out the transactions contemplated hereunder, the above representations and warranties shall be deemed to have been made jointly and severally by Buyer and such affiliate.

10. Obligations Pending the Closing. Seller and the Stockholders shall comply with all of the covenants in Section 9 of the Option Agreement through the Closing Date. In addition, Seller shall not: (i) increase the compensation or employee benefits of any employee of the Franchised Business without the written consent of Buyer, which shall not be unreasonably withheld, or (ii) except in the ordinary course of business consistent with Seller's past practices, offer or permit any special inducements for course sign-ups. Seller shall promptly notify Buyer of any material adverse change in the Franchised Business that occurs prior to the Closing Date.

11. Restrictions on Competition, Solicitation, and Hiring. Seller and the Stockholders shall not, either directly or indirectly through any other person or entity, without Buyer's prior written consent:

         11.1 For a period of four (4) years from the Closing Date, become engaged or involved in any business or activity which relates to, involves, or is competitive with the TPR Method (as defined in, and modified by Franchisor pursuant to, the Franchise Agreement), (i) within the geographic territory defined in the Franchise Agreement, or (ii) within one hundred (100) miles of the primary site location of any company-owned or franchised business operated under the TPR Method.

         11.2 For a period of four (4) years from the Closing Date, solicit any individuals, businesses, or organizations that were customers of Seller prior to the Closing or disclose any information about such customers to any person, company or other legal entity. This Section does not prohibit solicitation of any individual or entity whose identity was obtained from the public domain, provided that such solicitation is not for a purpose prohibited under Section
11.1 above.

         11.3 Except as permitted under the last sentence of this Section 11.3, for a period of two (2) years from the Closing Date, hire any person who worked for Buyer, its affiliates, or the Franchised Business as of the Closing Date or at any time within six (6) months before the Closing Date, and for two additional years after the expiration of such two-year period, hire any such person without complying with Franchisor's employee transfer policy as it existed on the Closing Date. Notwithstanding the previous sentence, Seller and the Stockholders may hire (i) any person who voluntarily left his or her employment with Buyer or its affiliates at least six (6) months before being contacted by Seller and the Stockholders for the purpose of discussing possible employment; and (ii) any person whose employment was terminated by Buyer or its affiliates before the person was contacted by Seller and the Stockholders for the purpose of discussing possible employment.

         11.4 For a period of four (4) years from the Closing Date, directly or indirectly induce, or attempt to influence, any employee of Franchisor, Buyer, or their affiliates to terminate his or her employment. This provision shall not be construed as a waiver of any rights or claims that Buyer, Franchisor, and their affiliates may have against Seller or the Stockholders as a result of a breach by any person of an employment or other agreement with Franchisor, Buyer, or their affiliates after the end of such four-year period. Any hiring of an employee or former employee of Franchisor, Buyer, or their affiliates that complies with Section 11.3 above shall not be deemed to violate this Section 11.4.

         11.5 If in any dispute over this Section 11 an arbitrator or court deems any provision of this Section 11, as written, to be unreasonable and unenforceable under applicable law, the parties agree that the arbitrator or court shall reduce the scope of the provision or strike the provision from this Agreement in order that this Section 11 may impose the maximum duty permitted by applicable law. Seller and the Stockholders agree that they will remain bound by this Section 11 as so modified by the arbitrator or court.

12. Indemnification.

         12.1 Without limiting any of their other obligations under this Agreement, Seller and the Stockholders, jointly and severally, agree to indemnify and hold harmless Buyer, Franchisor, their affiliates, and their respective officers, directors, shareholders and employees against and from any loss, liability, damages, cost or expense (including, but not limited to, reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Seller or any Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; (ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Seller or any Stockholder set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Business up to the Closing Date.

         12.2 Buyer agrees to indemnify and hold harmless Seller and the Stockholders against and from any loss, liability, damages, cost or expense (including but not limited to reasonable attorneys' and accounting fees and expenses) based upon, arising out of, or relating to: (i) any materially inaccurate, materially untruthful, or materially erroneous representation of Buyer, Franchisor, and their affiliates set forth in the Option Agreement, this Agreement, or any certificate or document delivered pursuant to this Agreement;
(ii) any material failure to perform with respect to any of the covenants, conditions or agreements of Buyer set forth in the Option Agreement, this Agreement or any certificate or document delivered pursuant to this Agreement; or (iii) the ownership or operation of the Franchised Business by Buyer on and after the Closing Date.

         12.3 All claims for indemnification under Sections 12.1 and 12.2 above must be submitted within two (2) years after the Closing, except that a claim by Buyer with respect to the representations and warranties in Sections 8.11, 8.13 and 8.18 may be submitted at any time before the expiration of the time provided in the boldface statement at the end of Section 8. If any party becomes aware of any claim in respect to which it believes it is entitled to indemnification pursuant to this Agreement (a "Claim"), such party (the "Claiming Party") shall give written notice of the Claim to Seller and the Stockholders or to Buyer, as appropriate (the "Indemnifying Party"), within ninety (90) days after the Claiming Party becomes aware of the Claim. In the case of a Claim based on a loss or liability asserted against the Claiming Party by a third party, the Indemnifying Party shall have thirty (30) days from its receipt of notice of the Claim to assume defense of the Claim, and if the Indemnifying Party fails to assume the defense within such thirty-day period the Claiming Party shall have the right to contest, settle, or pay the claim, in the Claiming Party's sole discretion. Failure to provide timely notice of a Claim:

(i) will not prohibit the Claiming Party from conducting its own defense (including hiring its own legal counsel); and (ii) will relieve the Indemnifying Party from any obligation to indemnify for that particular Claim, to the extent the Indemnifying Party is prejudiced by failure to receive notice. The Claiming Party and the Indemnifying Party shall cooperate fully with each other with respect to all Claims subject to indemnification, and shall keep each other fully advised with respect thereto, including supplying copies of all relevant documentation promptly as it becomes available.

         12.4 Notwithstanding anything to the contrary in this Section 12, payment of a Claim to the Claiming Party shall not be due until such time as the aggregate amount of all pending Claims made by the Claiming Party exceeds $10,000. Any Claims that remain unpaid solely on account of this provision as of the expiration of the time periods specified in Section 12.3 shall be deemed waived. In addition, the aggregate liability of the Indemnifying Party under this Section 12 shall be subject to an indemnification maximum in an amount equal to One Million Dollars ($1,000,000) plus the aggregate amount of such party's Claims as a Claiming Party.

13. Assignment of Franchise Agreement. Seller and Franchisor agree that upon consummation of this transaction, Seller's and the Stockholders' interest in the Franchise Agreement will be deemed assigned to Buyer. Seller and the Stockholders will have no further rights or obligations thereunder, except for the obligations of Seller and the Stockholders to: (i) return all materials containing confidential information about Franchisor or the TPR Method; (ii) discontinue use of such confidential information; and (iii) cease all use of the Proprietary Marks and the TPR Method licensed under the Franchise Agreement.

14. Post-Closing Obligations of Seller and the Stockholders. In addition to any other post-Closing obligations of Seller and the Stockholders set out in this
Agreement:

         14.1 Seller and the Stockholders shall retain and carry out all responsibility for the administration, reporting, continuation, and termination of the Employee Benefit Plans. The parties acknowledge that Buyer is acquiring no liability with respect to the Employee Benefit Plans and no interest in any profit-sharing plan funds or similar funds held for the benefit of Seller's employees under the Employee Benefit Plans.

         14.2 Seller shall timely file all federal, state, and local income, franchise, payroll, sales, property, and other tax returns relating to Seller or the Franchised Business for the period through the Closing which become due on or after the Closing; shall timely pay all taxes shown by such returns to be due and payable, together with any interest or penalties which may be assessed by taxing authorities on any taxes which were not timely paid; and, upon Buyer's request, shall deliver to Buyer copies of all tax clearance letters and closing notices received from government authorities which relate to Seller or the Franchised Business. Buyer shall cooperate with Seller in satisfying its obligations under this Section 14.2 by providing such copies, documents and information as are reasonably necessary.

         14.3 At Buyer's request, without further consideration, Seller and the Stockholders will execute and deliver such further instruments of conveyance and transfer and take such other action as Buyer may reasonably require for the transfer of the Assets.

         14.4 Seller shall change its corporate name to delete the words "Princeton Review" and shall cancel or transfer to Buyer all business name and fictitious name registrations containing the words "Princeton Review." Seller shall furnish evidence of such actions to Buyer upon reasonable request.

         14.5 As provided in Section 7.8, if Seller fails to deliver at Closing a fully-executed lease assignment or a sublease with respect to any of the existing business premises of the Franchised Business, then without limiting the obligations of Seller and the Stockholders under Section 11.1, Seller shall promptly reimburse Buyer (i) for any and all out-of-pocket costs that Buyer may incur as a result of relocating to comparable premises, and (ii) for any loss of business suffered by Buyer due to an interruption in the Franchised Business in order to relocate.

15. Post-Closing Obligations of Buyer. In addition to any other post-Closing obligations of Buyer set out in this Agreement:

         15.1 Buyer shall furnish copies or permit access by Seller and its accountants and legal counsel, upon reasonable notice and during regular business hours, to any of Seller's records delivered to Buyer as a part of the Assets.

         15.2 At Seller's request, without further consideration, Buyer will execute and deliver such further evidence as Seller may reasonably require of Buyer's assumption of responsibility for the items specified in Section 3.

16. Notices. All notices pursuant to this Agreement shall be in writing and shall be deemed given when delivered by hand, by overnight courier, or by facsimile transmission, or on the third day after mailing if mailed by express mail or its equivalent, postage prepaid, return-receipt requested, if available, as follows:

(a)        To Seller and                    Ms. Pamela N. Hirsch
           the Stockholders:                3543 Mandeville Canyon Road
                                            Los Angeles, California 90049

           with a copy to:                  Edward J. Karlin
                                            Seyfarth Shaw
                                            55 E. Monroe Street
                                            Suite 4200
                                            Chicago, Illinois 60603


(b)        To Buyer and/or Franchisor:      Mr. Mark Chernis
                                            Princeton Review Management, L.L.C.
                                            2315 Broadway
                                            New York, New York 10024
           with a copy to:                   David W. Koch
                                             Wiley, Rein & Fielding
                                             1776 K Street, N.W.
                                             Washington, D.C. 20006

or to such other address as any party shall have designated by a notice in writing so delivered to the other parties. Notices directed to Seller and the Stockholders as indicated above shall be effective as to Seller and all of the Stockholders, whether or not they receive notice individually. Notices to counsel unaccompanied by notices to principals shall not constitute notice.

17. Entire Agreement. This Agreement, together with its Schedules and Exhibits and the Option Agreement, constitute the entire agreement of the parties with respect to the subject matter hereof, and all prior negotiations, understandings and agreements between the parties concerning the same subject matter, other than the Option Agreement, are merged herein. This Agreement may not be modified or rescinded except in a written instrument signed by all of the parties hereto.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

19. Governing Law. This Agreement shall be governed by and construed under the laws of the State of New York, without giving effect to New York principles of conflicts of laws.

20. Costs and Expenses. Except as specified in Section 15 of the Option Agreement, each party shall bear its own legal and other costs and expenses in connection with the negotiation, preparation, and execution of this Agreement and the performance of the transactions contemplated hereby. Seller and the Stockholders agree to indemnify and hold Buyer and Franchisor harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Seller and the Stockholders. Buyer agrees to indemnify and hold Seller and the Stockholders harmless from any broker's or finder's fee or alleged broker's or finder's fee incurred by or claimed against Buyer or Franchisor.

21. Survival of Representations. The parties agree that no action or arbitration may be brought based on the alleged breach of any representation or warranty set forth in Sections 8 and 9 of this Agreement unless such action or arbitration is commenced within two (2) years after the Closing Date, except that an action by Buyer with respect to the representations and warranties in Sections 8.11, 8.13 and 8.18 may be brought at any time before the expiration of the time provided in the boldface statement at the end of Section 8.

22. Arbitration. Any dispute arising under or related to this Agreement shall be resolved by arbitration under the Commercial Arbitration Rules of the American Arbitration Association ("AAA"). The arbitration proceeding shall be conducted in New York City. All matters within the scope of the Federal Arbitration Act of the United States (9 U.S.C. sec. 1 et seq.) shall be governed by the Act. The parties shall jointly select a neutral person to serve as the arbitrator, but if the parties have not agreed on the arbitrator within 30 days after the date of the demand for arbitration, the arbitrator shall be appointed in accordance with AAA rules. The arbitrator shall have no authority to award exemplary, punitive, or special damages, and each party shall be limited to the recovery of any actual damages sustained by it (and costs and attorneys' fees, as provided below). The award of the arbitrator shall be conclusive and binding on all parties to this Agreement, and judgment on the award may be entered in any court of competent jurisdiction. Nothing herein shall be construed or interpreted to prevent any party from commencing appropriate litigation in any court of competent jurisdiction to secure specific performance or equitable relief of any kind for breach of this Agreement.

23. Prevailing Party Fees and Costs. The prevailing party or parties in any arbitration or litigation involving this Agreement will be entitled to recover from the losing party or parties its or their reasonable costs and expenses arising out of or incurred by reason of the action or arbitration, including but not limited to reasonable attorneys fees, AAA administrative fees, and arbitrators fees.

                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives.

THE PRINCETON REVIEW PENINSULA, INC.

By:  _____________________________________

Its: _____________________________________

PAMELA N. HIRSCH, Individually

__________________________________________


MYLES E. HIRSCH, Individually

__________________________________________


FREDERICK SLITER, Individually

__________________________________________


                   [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

PRINCETON REVIEW OPERATIONS, L.L.C.

By:      _____________________________
          Mark Chernis
          Chief Operating Officer

PRINCETON REVIEW MANAGEMENT, L.L.C.

By:      _____________________________
          Mark Chernis
          Chief Operating Officer

                                  SCHEDULE 1.2
                              VALUATION OF ASSETS


                                                                              ALLOCATION WITHIN
AGREEMENT                                                                       PURCHASE PRICE                   CLOSING
PROVISION      ASSET/RIGHT                                                    (SEE SCHEDULE 6)                  ADJUSTMENT
1.2.1          Leasehold improvements, FF&E, signs, etc.                      Seller's book value               Section 5.8.4

1.2.2          Leases                                                         Zero allocation                   None

1.2.3          Course materials, promotional materials, books, etc.           Zero allocation                   Section 5.8.2, 5.8.3

1.2.4          Deposits and accounts receivable                               Zero allocation                   1.2.4

1.2.5          Revenues for courses/tutoring in progress                      Zero allocation                   Section 5.2, 5.3

1.2.6          Rights to telephone numbers, web sites, etc.                   $7,500                            None

1.2.7          Franchise rights, patents, copyrights, trade secrets, etc.     Seller's book value               None

1.2.8          Goodwill                                                       All residual amounts              None

1.2.9          Permits and businesses licenses                                Seller's book value               None

1.2.11         All papers and records                                         $25,000                           None

                                 SCHEDULE 1.2.2
                                     LEASES


Landlord:

Date of Lease:

Expiration of Current Lease Term:

Renewal Options:

Current Base Monthly Rent:

                                 SCHEDULE 1.2.9
                               ASSUMED CONTRACTS


I.       Contracts for Office Equipment and Services

II.      Written Customer Contracts

                                   SCHEDULE 6

                          ALLOCATION OF PURCHASE PRICE

Agreement
Provision            Asset/Right
1.2.1                Leasehold improvements, FF&E, signs, etc.                            See Schedule 1.2

1.2.6                Rights to telephone numbers, web sites, etc.                                   $7,500

1.2.7                Franchise rights, patents, copyrights, trade secrets, etc.           See Schedule 1.2

1.2.8                Goodwill                                                             See Schedule 1.2

1.2.9                Permits and business licenses                                        See Schedule 1.2

1.2.11               All papers and records                                                        $25,000

11                   Covenant Not to Compete--Seller**                                             $25,000
                                                                                          ----------------
11                   Covenant Not to Compete -- Pam Hirsch**                                       $70,000
                                                                                          ----------------
11                   Covenant Not to Compete -- Myles Hirsch**                                     $20,000
                                                                                          ----------------

                                                                                          [TO BE INSERTED
                                                                                           WHEN PURCHASE
                                                                                            AGREEMENT IS
                                                                                              EXECUTED]

                     TOTAL PURCHASE PRICE**                                               ----------------


** Seller and the Stockholders acknowledge and agree that the amounts allocated to the Covenants Not to Compete under Section 11 of the Agreement are not intended to be a limitation of the damages arising from a breach of Section 11 by Seller or the Stockholders or to preclude Buyer from seeking injunctive relief against such a breach.

                                  SCHEDULE 8.2

                             STOCKHOLDERS OF SELLER

                              PAMELA N. HIRSCH __%

                              MYLES E. HIRSCH __%

                               FREDERICK SLITER 1%

                                  SCHEDULE 8.17

                              EMPLOYEES OF SELLER

                                  SCHEDULE 8.18

                             EMPLOYEE BENEFIT PLANS

                                    EXHIBIT A

                       ASSIGNMENT AND ASSUMPTION OF LEASE

         THIS ASSIGNMENT AND ASSUMPTION OF LEASE made as of the date set forth below by and between The Princeton Review Peninsula, Inc., a California corporation having a usual place of business at 2390 El Camino Real, Suite 210, Palo Alto, CA 94306 (hereinafter called "Assignor"), and Princeton Review Operations, L.L.C., a Delaware limited liability company having a usual place of business at 2315 Broadway, New York, New York 10024, (hereinafter called "Assignee").

         WHEREAS, Assignee is purchasing substantially all of the assets of Assignor pursuant to the terms of that certain Asset Purchase Agreement between the Assignor, Assignee, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, and Princeton Review Management, L.L.C.;

         WHEREAS, in connection with the purchase and sale of the business, Assignor desires to assign to Assignee, and Assignee desires to accept from Assignor, an assignment of that certain lease agreement set forth in Exhibit A (hereinafter called the "Lease") between the Assignor and the lessor described therein (hereinafter called "Landlord").

         NOW, THEREFORE, in consideration of ONE ($1.00) DOLLAR and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

         1. Assignor hereby assigns to Assignee all of Assignor's interest in the Lease, effective as of the Effective Date (as defined below), subject, however, to the respective terms, covenants and conditions contained therein.

         2. Assignee accepts such assignment, effective as of the Effective Date, and agrees to assume all of the obligations and liabilities of the Assignor accruing or arising under the Lease from and after the Effective Date. Assignee does not assume any liability in connection with any actual or alleged breach or default by Assignor occurring before the Effective Date.

         3. This Assignment and Assumption of Lease shall be binding upon and shall inure to the benefit of Assignor and Assignee and their respective successors and assigns.

         4. The Landlord hereby consents to the within assignment by Assignor of its interest under the Lease to the Assignee and agrees that Assignor (and all guarantors of Assignor's obligations) shall have no further liability under the Lease.

         5. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Assumption of Lease to be duly executed and delivered under seal as of the effective date set forth below.

         Effective Date: As of the date of transfer of all or substantially all of the Assignor's assets to Assignee, but not later than _____________. Assignor and Assignee shall hold this instrument in escrow until a copy hereof, with the effective date marked hereon, shall be faxed or delivered to the Landlord.


THE PRINCETON REVIEW PENINSULA INC.

By:__________________
Name:________________
Title:_________________


PRINCETON REVIEW OPERATIONS, L.L.C.

By:__________________
Name:________________
Title:_________________


   Consented to by:

  [Name of Landlord]

By:__________________
Name:________________
Title:_________________

A.

B.       STATE OF CALIFORNIA

____________, ss.                                              [DATE]

         Then personally appeared the above-named ____________________, the ___________ of The Princeton Review Peninsula, Inc., and acknowledged the foregoing instrument to be his/her free act and deed, the free act and deed of The Princeton Review Peninsula, Inc., before me,

                                        __________________________
                                         Notary Public
                                         My Commission Expires:_________

EXHIBIT B TO
ASSET PURCHASE AGREEMENT

                                  BILL OF SALE

         The Princeton Review Peninsula, Inc., a California corporation ("Seller"), in consideration of $1.00 and other valuable consideration paid to it by Princeton Review Operations, L.L.C., a Delaware limited liability company ("Buyer"), the receipt and adequacy of which are hereby acknowledged, hereby grants, sells, transfers, and delivers to Buyer title to all of the Assets (as that term is defined in that certain Asset Purchase Agreement dated ___________ by and between Seller, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, Buyer, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement") pertaining to the The Princeton Review(R) businesses operated by Seller.

         Buyer shall have all right and title to the Assets in itself and in its designees, successors, and assigns.

         Seller is the lawful owners of the Assets, and the Assets are free of all encumbrances. Seller has good right to sell the Assets and will warrant and defend that right against all claims and demands on all persons as provided in the Asset Purchase Agreement.

         IN WITNESS WHEREOF, Seller has executed this Bill of Sale, intending to be legally bound, effective as of_____________,_______.

                                 THE PRINCETON REVIEW PENINSULA, INC.

                                 By:____________________________________________
                                        President

EXHIBIT C TO
ASSET PURCHASE AGREEMENT

                              SELLER'S CERTIFICATE

         THE UNDERSIGNED, the President of The Princeton Review Peninsula, Inc., a California corporation, in accordance with Section ____ of that certain Asset Purchase Agreement dated ___________ by and between Seller, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, Princeton Review Operations, L.L.C., a Delaware limited liability company, and Princeton Review Management, L.L.C., a Delaware limited liability company (the "Asset Purchase Agreement"), hereby certifies and warrants that:

         1. All representations and warranties of Seller and the Stockholders contained in the Asset Purchase Agreement are true as of the date of execution of this Certificate.

         2. Seller has performed all agreements on its part required under the Asset Purchase Agreement to be performed on or before the Closing Date (as defined in the Asset Purchase Agreement).

         3. Seller is not in default under any of the provisions of the Asset Purchase Agreement.

         IN WITNESS WHEREOF, the undersigned has executed this Certificate under seal this ___ day of__________,_______.

                                THE PRINCETON REVIEW PENINSULA, INC.

                                By:______________________________________ (Seal)
                                         President

EXHIBIT D TO
ASSET PURCHASE AGREEMENT

                ASSIGNMENT AND ASSUMPTION OF CERTAIN AGREEMENTS

         THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (the "Agreement") is entered into effective as of________________ by and between The Princeton Review Peninsula, Inc. ("Assignor"), and Princeton Review Operations, L.L.C. ("Assignee").

                                     RECITAL

         This Agreement is entered into pursuant to the terms of that certain Asset Purchase Agreement dated ______________ by and among the Assignor, Assignee, Pamela N. Hirsch, Myles E. Hirsch, Frederick Sliter, and Princeton Review Management, L.L.C. (the "Purchase Agreement"). For purposes of this Agreement, the term "Assumed Contracts" shall mean the agreements listed in
Schedule 1.2.9 to the Purchase Agreement.

         1. Assignment. For good and valuable consideration received by Assignor, the receipt and sufficiency of which are hereby acknowledged, Assignor hereby grants, transfers, and assigns to Assignee all of Assignor's right, title and interest in and to each of the Assumed Contracts.

         2. Assumption. Assignee hereby assumes, and agrees to be bound by, all of the covenants, agreements, and obligations of Assignor under the Assumed Contracts which arise or are incurred, or are to be performed, on and after the date of this Agreement.

         3. Binding Effect. This Agreement shall inure to the benefit of and be binding upon each of the parties and their respective successors and assigns.

         4. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the Assignor and Assignee have executed this Agreement, intending to be bound legally.

THE PRINCETON REVIEW PENINSULA, INC.

By: ________________________________________
     President

PRINCETON REVIEW OPERATIONS, L.L.C.

By: ________________________________________
     Mark Chernis
     Chief Operating Officer

EXHIBIT E TO
ASSET PURCHASE AGREEMENT

                                 MUTUAL RELEASE

         THIS MUTUAL RELEASE is entered into effective as of______________,____ by and between The Princeton Review Peninsula, Inc. ("Seller") and Pamela N. Hirsch, Myles E. Hirsch, and Frederick Sliter (together, the "Stockholders"), on the one hand; and Princeton Review Management, L.L.C. ("Franchisor"), Princeton Review Operations, L.L.C. ("Buyer"), and Princeton Review Products, L.L.C. ("Products"), on the other hand.

         WHEREAS Seller, the Stockholders, Buyer, and Franchisor are parties to an Asset Purchase Agreement dated___________ (the "Asset Purchase Agreement") pursuant to which Buyer is acquiring substantially all of the assets of the The Princeton Review(R) businesses operated by Seller (the "Franchised Business");

         WHEREAS, pursuant to the Asset Purchase Agreement, the parties are obligated to execute and deliver this Mutual Release as a condition of closing of the purchase and sale of the Businesses;

         NOW, THEREFORE, the parties agree as follows:

         1. Release by Seller and the Stockholders. Except as provided in Paragraph 3 below, Seller and the Stockholders, for themselves and their respective successors, assigns, heirs, personal representatives, and all other persons acting on their behalf or claiming under them, hereby release Franchisor, Buyer, Products, and their respective past, present, and future officers, directors, members, agents, employees, attorneys, insurers, successors, and assigns from any and all actions, causes of action, suits, claims, damages, expenses, judgments, or demands, which Seller or any Stockholder may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         2. Release by Franchisor, Buyer, and Products. Except as provided in Paragraph 3 below, Franchisor, Buyer, and Products, for themselves and their respective successors and assigns and all other persons acting on their behalf or claiming under them, hereby release Seller and Stockholder, their affiliates, and their respective past, present, and future officers, directors, shareholders, agents, employees, attorneys, insurers, successors, assigns, heirs and personal representatives from any and all actions, causes of action, suits, claims, damages, expenses, judgments or demands, which Franchisor, Buyer, or Products may have ever had, now has, or may ever have based on any transaction, event, or circumstance prior to the effective date of this Mutual Release.

         3. Exceptions.

                  a. Paragraphs 1 and 2 do not release any person or entity from: (i) any of their representations or obligations under the Option Agreement, the Asset Purchase Agreement, or any other documents executed in connection with the Asset Purchase Agreement, including but not limited to the parties' respective indemnification obligations under the Asset Purchase Agreement and such of their obligations under the Franchise Agreement as are specified in the Asset Purchase Agreement to survive the Closing; or (ii) any claim or liability arising from a breach of the representations and obligations referred to in clause (i).

                  b. Paragraphs 1 and 2 do not release any person or entity from: (i) any obligation under the Conversion and Contribution Agreement dated April ____, 2000, the Stockholders Agreement dated _____________, or any other contractual arrangement or statutory provision relating to the ownership of the Stock; or (ii) any claim that a person or entity may have by virtue of its status as a direct or indirect owner of Stock, provided that, Seller and each of the Stockholders covenants that she or it will not assert any claim alleging that an act or decision by Franchisor, Buyer, or Products (or by any person controlling Franchisor, Buyer, or Products) was adverse to her or its former interest in The Princeton Review Publishing Company, L.L.C. if such act or decision was made in the good faith judgment that the act or decision was in the best overall business interests of The Princeton Review(R) franchisees, separately or as a group.

         4. No prior assignment. Seller, the Stockholders, Franchisor, Buyer and Products each represent and warrant that they are the sole owners of all claims and rights released by each of them hereunder and that they have not assigned or transferred, or purported to assign or transfer, to any person or entity, any claim, demand, suit, action, or cause of action released by each of them under Paragraphs 1 or 2 above.

         5. Complete defense. The parties to this Mutual Release acknowledge that this Mutual Release will be a complete defense to any claim released under Paragraphs 1 or 2 above; and hereby consent to the entry of a temporary or permanent injunction to prevent or end the assertion of any such claim.

         6. Successors and Assigns. This Mutual Release will inure to the benefit of and bind the successors and assigns of each party to this Mutual Release.

         7. Applicable law. This Mutual Release shall be governed by and construed under the laws of the State of New York, without giving effect to New York conflict of law principles.

                            [SIGNATURE PAGES FOLLOW.]

         IN WITNESS WHEREOF, the parties have executed this Mutual Release by their duly authorized representatives.

                                  THE PRINCETON REVIEW PENINSULA, INC.

                                  By:______________________________________
                                       President

                                  PAMELA N. HIRSCH, Individually

                                  _________________________________________


                                  MYLES E. HIRSCH, Individually

                                  _________________________________________


                                  FREDERICK SLITER, Individually

                                  _________________________________________

                   [SIGNATURES CONTINUED ON FOLLOWING PAGE.]

                               PRINCETON REVIEW MANAGEMENT, L.L.C.

                               By: __________________________________________
                                    Mark Chernis
                                    Chief Operating Officer


                               PRINCETON REVIEW OPERATIONS, L.L.C.

                               By: __________________________________________
                                    Mark Chernis
                                    Chief Operating Officer


                               PRINCETON REVIEW PRODUCTS, L.L.C.

                               By: __________________________________________
                                    Mark Chernis
                                    Chief Operating Officer